EXHIBIT 23.1
    CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-249754) pertaining to the Datto Holding Corp. Omnibus Incentive Plan, Amended and Restated 2017 Stock Option Plan, 2020 Non-Employee Director RSU Agreements, and 2017 Autotask Option Rollover Agreements of Datto Holding Corp. of our report dated March 11, 2021, with respect to the consolidated financial statements of Datto Holding Corp., included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Stamford, Connecticut

March 11, 2021